EXHIBIT 21.1

SUBSIDIARIES

OF

FREESCALE SEMICONDUCTOR HOLDINGS I, LTD.

Name	State/Country of Incorporation
Freescale Semiconductor Holdings II, Ltd.	Bermuda
Freescale Semiconductor Holdings III, Ltd.	Bermuda
Freescale Semiconductor Holdings IV, Ltd.	Bermuda
Freescale Semiconductor Holdings V, Inc.	Delaware/USA
Freescale Semiconductor, Inc.	Delaware/USA

Freescale Semiconductor International Corporation	Delaware/USA
Freescale Holdings, Inc.	Delaware/USA
Freescale Semiconductor Products, Inc.	Illinois/USA
Chip Re Inc.	Arizona/USA
CommASIC LLC	California/USA
Pico Design, Inc.	California/USA
Wavemark Technologies, Inc.	Delaware/USA

Freescale Semiconductor Australia Pty Limited	Australia
Freescale Semicondutores Brasil Ltda.	Brazil
Freescale Semiconductor Holding Limited	British Virgin Islands
Freescale Semiconductor Ventures Limited	British Virgin Islands
Freescale Semiconductor Canada Inc.	Canada
Freescale Semiconductor (China) Ltd.	China
Freescale Polovodiče Česká republika s.r.o.	Czech Republic
Freescale Semiconductor Danmark A/S	Denmark
Freescale Semiconducteurs France SAS	France
Freescale Semiconducteurs Centre de Recherche Crolles SAS	France
Freescale Halbleiter Deutschland GmbH	Germany
Freescale Semiconductor Hong Kong Limited	Hong Kong
Freescale Semiconductor India Pvt. Ltd.	India
Freescale Semiconductor Ireland Limited	Ireland
Freescale Semiconductor Israel Limited	Israel
Freescale Semiconduttori Italia S.r.l.	Italy
Freescale Semiconductor Japan Limited	Japan
Freescale Semiconductor Korea Inc.	Korea
Freescale Semiconductor Malaysia Sdn. Bhd.	Malaysia
Freescale Semiconductor México, S. de R.L. de C.V.	Mexico
Freescale Semiconductor Romania Srl	Romania

Freescale Semiconductor LLC	Russia
Freescale Semiconductor Singapore Pte. Ltd.	Singapore
Freescale Semiconductor Nordic AB	Sweden
Freescale Semiconductor S.A.	Switzerland
Freescale Semiconductor Taiwan Ltd.	Taiwan
Freescale Semiconductor Holding UK Limited	United Kingdom
Freescale Semiconductor UK Limited	United Kingdom